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Exhibit 23.3

CONSENT OF F.W. DODGE

        F.W. Dodge hereby consents to (a) the inclusion of the following statement, based on F.W. Dodge's Forecast Data provided by F.W. Dodge to Hertz Global Holdings, Inc, (the "Company") during the 1st quarter of 2006, —"According to data from F.W. Dodge, U.S. non-residential construction spending is projected to grow at an annual rate of 9% and 7% in 2006 and 2007, respectively" in the Registration Statement on Form S-1 (File No. 333-135782), and any related prospectuses, of the Company filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration by the Company of shares of its common stock, par value $0.01 per share, and (b) the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

F.W. DODGE
By:	/s/ BRIAN P. TONRY
	Name: Brian P. Tonry	Dated:	8/24/06
Title: VP Sales

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CONSENT OF F.W. DODGE